Exhibit 99.1

Crdentia Corp. Announces Acquisition of PSR Nurses, Ltd.

SAN FRANCISCO, CA- (BUSINESS WIRE)-November 5, 2003--Crdentia Corp. (OTCBB:CRNC), announced today that it has executed a Merger Agreement with PSR Nurse Recruiting, Inc. and PSR Nurses Holdings Corp., which are the sole owners of PSR Nurses, Ltd. ("PSR"). Upon the terms and conditions of the merger, PSR Nurse Recruiting, Inc. and PSR Nurses Holdings Corp. will become wholly owned subsidiaries of Crdentia Corp. PSR is based in Dallas, Texas with an International Recruitment Office in the Philippines.

About PSR Nurses
..
Founded in 1978, PSR is a global staffing company that recruits travel nurses in every clinical specialty for health care facilities in all 50 states. PSR has a domestic database of over six thousand nurses and an international pipe line of over five hundred nurses. The company has built its reputation on superior service and placing travel nurses professionals with extensive experience and strong clinical skills. PSR's Dallas operation will become the epicenter for Crdentia's travel nurse operations. Crdentia will continue the International Recruitment Program through an exclusive agency relationship in the Philippines where dedicated employees recruit directly for placement in the United States.

According to Crdentia's management, the PSR acquisition provides significant operational synergies and further solidifies the Company's commitment to the travel nurse staffing business.

About Crdentia Corp.

Crdentia Corp. seeks to capitalize on an opportunity that currently exists in the healthcare industry by targeting the critical nursing shortage issue. There are many small companies that are addressing the rapidly expanding needs of the healthcare industry. Unfortunately, due to their relatively small capitalization, they are unable to maximize their potential, obtain outside capital or expand. By consolidating well-run small private companies into a larger public entity, Crdentia intends to facilitate access to capital, the acquisition of technology, and expanded distribution that, in turn, drive internal growth.

Forward Looking Statements

Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in "Risk Factors" in the Company's Forms 10-KSB, Forms 10-QSB, and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to, a limited operating history with no earnings; reliance on the Company's management team, members of which have other business interests; the ability to successfully implement the Company's business plan; the ability to continue as a going concern; the ability to fund the Company's business and acquisition strategy; the growth of the temporary healthcare professional staffing business; difficulty in managing operations of acquired businesses; uncertainty in government regulation of the healthcare industry; and the limited public market for the Company's common stock. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

CONTACT:
Crdentia Corp.
James D. Durham, CEO and Chairman
415-543-1535
www.crdentia.com